                                                                     EXHIBIT 5.1

                              [WALKERS LETTERHEAD]



TRANSOCEAN SEDCO FOREX INC.
4 GREENWAY PLAZA
HOUSTON, TEXAS 77046
UNITED STATES OF AMERICA

                                                               October 27, 2000

Gentlemen,

VALIDITY OF ISSUE OF ORDINARY SHARES AND WARRANTS TO PURCHASE ORDINARY SHARES OF TRANSOCEAN SEDCO FOREX INC., A CAYMAN ISLANDS EXEMPTED COMPANY.

We have acted as special Cayman Islands counsel to Transocean Sedco Forex Inc. a Cayman Islands exempted company (TRANSOCEAN) in connection with a proposed merger with R&B Falcon Corporation a Delaware corporation (R&B FALCON) pursuant to which R&B Falcon will merge with an indirect wholly owned subsidiary of Transocean (the MERGER).

The Merger is to be effected pursuant to the terms and provisions of that certain Agreement and Plan of Merger dated as of August 19, 2000 among Transocean, Transocean Holdings Inc., TSF Delaware Inc. and R&B Falcon (the MERGER AGREEMENT) which is described in the proxy statement/prospectus (the PROXY STATEMENT/PROSPECTUS) and filed as part of that certain Registration Statement on Form S-4 filed by Transocean with the United States Securities and Exchange Commission (the SEC) on September 22, 2000 (the REGISTRATION STATEMENT).

Pursuant to the Merger Agreement and as described in the Proxy Statement/Prospectus, R&B Falcon common shares will be converted into the right to receive ordinary shares of a par or nominal value of US$.01 per share of Transocean (the NEW TRANSOCEAN SHARES) upon completion of the Merger and each R&B Falcon warrant to purchase R&B Falcon common shares will be assumed by Transocean and become a warrant to purchase ordinary shares of Transocean (the NEW TRANSOCEAN WARRANTS) in accordance with the Warrant Agreement dated April 22, 1999 between R&B Falcon and American Transfer and Trust Company.

We have been asked to provide this legal opinion to you in connection with the filing of the Registration Statement by Transocean and any additional registration statements filed by Transocean pursuant to Rule 462(b) under the Securities Act of 1933, as amended (462(b) REGISTRATION STATEMENTS), relating to new Transocean Shares or new Transocean Warrants to be issued pursuant to the Merger Agreement.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

Based upon the foregoing examinations, the assumptions set out in Schedule 2 and the qualifications set out in Schedule 3, and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the laws of the Cayman Islands:

1. Upon consummation of the Merger in accordance with the terms of the Merger Agreement, the new Transocean Shares will be recognized as having been duly authorised, and validly issued, fully paid and non-assessable.

2. Upon consummation of the Merger in accordance with the terms of the Merger Agreement, the new Transocean warrants will be recognized as having been duly authorised and validly issued, and the Warrant Agreement will constitute the legal, valid and binding obligations of Transocean enforceable in accordance with its terms.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and the shareholders of Transocean and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any related 462(b) Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

                                              Yours faithfully,



                                              s/Walkers
                                              WALKERS

                                   SCHEDULE 1


                           LIST OF DOCUMENTS EXAMINED


1.   The Memorandum and Articles of Association of Transocean.

2. The Resolutions adopted by the Board of Directors of Transocean pursuant to their meeting of August 18, 2000.

3. The Resolutions proposed to be adopted by the shareholders of Transocean at an extraordinary general meeting of Transocean to be held at the shareholders meeting referred to in the Proxy Statement/Prospectus.

4. The proxy statement/prospectus contained in the Registration Statement filed with the United States Securities and Exchange Commission on September 22, 2000.

5. Such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents at paragraphs 2 and 3 above are referred to in this opinion as the "RESOLUTIONS".

                                   SCHEDULE 2


                                   ASSUMPTIONS


The opinions hereinbefore given are based upon the following assumptions insofar as each such assumption may relate to the opinions given:

1. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed and that all copies conform to their originals.

2. The Minute Book of Transocean supplied to us on the date of this opinion by Transocean's registered office contains a complete record of the business transacted by it.

3. The corporate records of Transocean supplied to us on the date of this opinion by Transocean's registered office constitute its complete corporate records and that all matters required by law to be recorded therein are so recorded.

4. The shareholders resolutions referred to in paragraph 3 of Schedule 1 shall be duly adopted by the shareholders of Transocean at a duly convened and quorate shareholders meeting of Transcoean.

5. From the date of the Resolutions, no corporate or other action has been taken by Transocean to amend, alter or repeal the Resolutions and no corporate or other action has been taken by Transocean in connection with the Merger except as contemplated by the Registration Statement.

6. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by Transocean's assumption of the Warrant Agreement and that, in so far as any obligation expressed to be incurred under the Warrant Agreement is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

7. The choice of the laws of the State of New York selected to govern the Warrant Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

8. All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Warrant Agreement outside the Cayman Islands to ensure the legality, validity and enforceability of the Warrant Agreement have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

9. On the date of consummation of the Merger Transocean will be able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by the Warrant Agreement is made in good faith and for valuable consideration and at the time of each disposition of property by Transocean pursuant to the Warrant Agreement Transocean will be able to pay its debts as they become due from its own moneys.

                                   SCHEDULE 3


                                 QUALIFICATIONS

The opinions hereinbefore given are subject to the following qualifications:

1. The term "enforceable" as used above means that the obligations assumed by Transocean under the Warrant Agreement are of a type which the courts of the Cayman Islands enforce; it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     (a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

     (b)   enforcement may be limited by general principles of equity;

     (c) claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

     (d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

     (e) in liquidation proceedings in respect of Transocean before a court of the Cayman Islands it is likely that the court will require all debts of Transocean to be proved in a common currency, which is likely to be Transocean's functional currency and so far as we are aware currency indemnity provisions have not been tested before a court of the Cayman Islands;

     (f) to the extent that any provision of the Warrant Agreement is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Warrant Agreement which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss. We do not consider any provision of the Warrant Agreement to be penal in nature;

     (g) to the extent that the performance of any obligation arising under the Warrant Agreement would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands. We do not consider any provision of the Warrant Agreement to be contrary to public policy; and

     (h) a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

2. If any provision of the Warrant Agreement is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

3. The effectiveness of terms in the Warrant Agreement excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.